As filed with the Securities and Exchange Commission on June 18, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

ARMADA HOFFLER PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	46-1214914
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

222 Central Park Avenue		,	Suite 1000
Virginia Beach	,	Virginia		23462
(Address of principal executive offices)				(Zip Code)

Armada Hoffler Properties, Inc. Amended and Restated 2013 Equity Incentive Plan
(Full title of the plan)

Shawn J. Tibbetts
Armada Hoffler Properties, Inc.
222 Central Park Avenue, Suite 1000
Virginia Beach, Virginia 23462
(Name and address of agent for service)

(757) 366-4000
(Telephone number, including area code, of agent for service)

Copies to:
Justin R. Salon
Andrew P. Campbell
Morrison & Foerster LLP
2100 L St., NW
Suite 900
Washington, D.C. 20037
(202) 887-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer        ☒                Accelerated filer            ☐
Non-accelerated filer        ☐                Smaller reporting company    ☐
Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is filed by Armada Hoffler Properties, Inc. (the “Company”) for the purpose of registering additional shares of the Company’s Common Stock, $0.01 par value per share (“Common Stock”), issuable pursuant to Amendment No. 2 (the “Amendment”) to the Company’s Amended and Restated 2013 Equity Incentive Plan (as amended by Amendment No. 1 and the Amendment, the “Amended Plan”). On April 25, 2025, the Company filed with the Securities and Exchange Commission (the “Commission”) a Definitive Proxy Statement on Schedule 14A, which included a proposal to adopt the Amendment. The Amendment increases the number of shares of Common Stock reserved for issuance under the Amended Plan by 3,500,000 shares. The proposal to adopt the Amendment was approved by the Company’s stockholders on June 18, 2025. This Registration Statement registers the 3,500,000 additional shares of Common Stock available for issuance under the Amended Plan.

The 3,500,000 additional shares of Common Stock available for issuance under the Amended Plan registered pursuant to this Registration Statement are the same class as those registered on the Company’s Registration Statements on Form S-8, which were filed with the Commission on June 15, 2017 and June 14, 2023 (File Nos. 333-218750 and 333-272654) (the “Prior Registration Statements”), which are currently effective. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements, including any amendments thereto or filings incorporated therein, are incorporated by reference except as modified, supplemented or superseded herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to the persons participating in the Amended Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which the Company has previously filed with the Commission, are hereby incorporated by reference into this Registration Statement, except to the extent that such reports/documents are only “furnished” to the Commission:

(1)The Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on February 28, 2025;
(2)The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 9, 2025;
(3) The Company’s Current Reports on Form 8-K, filed with the Commission on February 21, 2025, March 3, 2025 (solely Items 1.01 and 8.01), May 5, 2025 and May 23, 2025 (as amended on June 5, 2025);
(4) The information specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, from the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 25, 2025; and
(5) The description of Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-35908), filed with the Commission on May 3, 2013, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Company’s charter contains a provision which eliminates the Company’s directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Company’s charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate the Company and the Company’s bylaws obligate the Company, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the Company’s request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Company’s charter and bylaws also permit the Company to indemnify and advance expenses to any individual who served a predecessor of the Company in any of the capacities described above and any employees or agents of the Company or a predecessor of the Company.

The Company has entered into indemnification agreements with certain of its executive officers and each of its directors whereby the Company has agreed to indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order the Company to indemnify such executive officer or director.

Insofar as the foregoing provisions permit indemnification of directors, officer or persons controlling the Company for liability arising under the Securities Act, the Company has been informed that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Articles of Amendment and Restatement of Armada Hoffler Properties, Inc. (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3, filed on June 2, 2014)
4.2
Amended and Restated Bylaws of Armada Hoffler Properties, Inc. (Incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 24, 2022)

4.3
Articles Supplementary Designating the Rights and Preferences of the 6.75% Series A Cumulative Redeemable Perpetual Preferred Stock (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on June 17, 2019)

4.4
Articles Supplementary relating to Section 3-802(c) of the Maryland General Corporation Law (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on February 24, 2020)

4.5
Articles Supplementary Designating Additional 6.75% Series A Cumulative Redeemable Perpetual Preferred Stock, dated March 6, 2020 (Incorporated by reference to Exhibit 4.10 to the Company’s Form S-3, filed on March 9, 2020)

4.6
Articles Supplementary Designating Additional 6.75% Series A Cumulative Redeemable Perpetual Preferred Stock, dated July 2, 2020 (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on July 6, 2020)

4.7
Articles Supplementary Designating Additional 6.75% Series A Cumulative Redeemable Perpetual Preferred Stock, dated August 17, 2020 (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on August 20, 2020)

4.8	Form of Certificate of Common Stock of Armada Hoffler Properties, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-11/A, filed on May 2, 2013)
5.1*	Opinion of Morrison & Foerster LLP
10.1	Armada Hoffler Properties, Inc. Amended and Restated 2013 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-8, filed on June 15, 2017).
10.2
Amendment No. 1 to the Armada Hoffler Properties, Inc. Amended and Restated 2013 Equity Incentive Plan (Incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-8, filed on June 14, 2023).

10.3*	Amendment No. 2 to the Armada Hoffler Properties, Inc. Amended and Restated 2013 Equity Incentive Plan.
23.1*	Consent of Ernst & Young LLP
23.2*	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this Registration Statement)
107*	Filing Fee Table

*Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or     the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Virginia Beach, Commonwealth of Virginia, on June 18, 2025.

ARMADA HOFFLER PROPERTIES, INC.

Date: June 18, 2025	By:	/s/ Shawn J. Tibbetts
Shawn J. Tibbetts
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Shawn J. Tibbetts or Matthew T. Barnes-Smith and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments to the Registration Statement), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date
/s/ Louis S. Haddad	Executive Chairman and Director	June 18, 2025
Louis S. Haddad
/s/ Daniel A. Hoffler	Chairman Emeritus and Director	June 18, 2025
Daniel A. Hoffler
/s/ Shawn J. Tibbetts	Chief Executive Officer, President and Director	June 18, 2025
Shawn J. Tibbetts
/s/ Matthew T. Barnes-Smith	Chief Financial Officer, Treasurer and Corporate Secretary (Principle Financial Officer and Principal Accounting Officer)	June 18, 2025
Matthew T. Barnes-Smith
/s/ George F. Allen	Director	June 18, 2025
George F. Allen
/s/ Jennifer R. Boykin	Director	June 18, 2025
Jennifer R. Boykin
/s/ James A. Carroll	Director	June 18, 2025
James A. Carroll
/s/ James C. Cherry	Director	June 18, 2025
James C. Cherry
/s/ Dennis H. Gartman	Director	June 18, 2025
Dennis H. Gartman
/s/ F. Blair Wimbush	Director	June 18, 2025
F. Blair Wimbush